Exhibit 10.72

2021 Marathon Petroleum
Annual Cash Bonus (“ACB”) Program

Effective January 1, 2021

Preamble

This document explains the Marathon Petroleum Annual Cash Bonus Program (the “Program”).

The Program operates under the Amended and Restated Marathon Petroleum Corporation 2012 Incentive Compensation Plan (the “Plan”) the terms of which are hereby incorporated into this document by reference. All Awards under the Program are granted pursuant to Section 7 of the Plan. Capitalized terms not specifically defined herein have the meanings specified in the Plan. In the event of any conflict between the Program and the Plan, the terms of the Plan shall control.

Program Objectives

The purpose of the Program is to incentivize and reward Eligible Employees for executing on the strategy of Marathon Petroleum Corporation (“Corporation”).

Definitions

As used in the Program, the following terms shall have the meanings set forth below:

a.    “Affiliate” means, any person or entity controlling, controlled by, or under common control with such person.
b.    “Change in Control” means a transaction of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Corporation is then subject to such reporting requirement; provided that, without limitation, such a Change in Control shall be deemed to have occurred if:
i.any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) (a “Person”) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation (not including the amount of the securities beneficially owned by such person, any such securities acquired directly from the Corporation or its Affiliates) representing 20% or more of the combined voting power of the Corporation’s then outstanding voting securities; provided, however, that for purposes of this Plan the term “Person” shall not include (A) the Corporation or any of its subsidiaries, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its subsidiaries, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation; and provided, further, however, that for purposes of this paragraph (i), there shall be excluded any Person(s) who become(s) such a beneficial owner in connection with an Excluded Transaction (as defined in paragraph (iii) below); or
ii.the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest including, but not limited to, a consent solicitation, relating to the election of directors of the Corporation) whose appointment or election by the Board or nomination for election by the Corporation’s stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or
iii.there is consummated a merger or consolidation of the Corporation or any direct or indirect subsidiary thereof with any other corporation, other than a merger or consolidation (an “Excluded Transaction”) which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving corporation or any parent thereof) at least 50% of the combined voting power of the voting securities of the entity surviving the merger or consolidation (or the parent of such surviving entity) immediately after such merger or consolidation,
iv.or the shareholders of the Corporation approve a plan of complete liquidation of the Corporation; or there is consummated the sale or other disposition of all or substantially all of the Corporation’s assets; or
v.a Change in Control shall not be deemed to occur if the Corporation undergoes a bankruptcy, liquidation, or reorganization under the United States Bankruptcy Code.
Notwithstanding the preceding provisions, to the extent an Award provides for the payment of deferred compensation within the meaning of Section 409A of the Code, the events constituting a Change in Control shall have the meaning and are intended to be events constituting a change in ownership or a change in effective control for purposes of Section 409A of the Code.

c.“Committee” means the Committee designated by the Board with the authority to administer the Plan. To the extent the Committee has delegated authority to any person(s) or committee(s) pursuant to Section 6 (or other applicable section) of the Plan, a reference to the Committee herein may also include such person(s) or committee(s). However, in no event shall the Committee delegate its authority with respect to the compensation of any Participant deemed to be an “executive officer” as defined in Rule 3b-7 promulgated under the Securities Exchange Act of 1934, as amended.
d.“Company” means the Corporation and, where the context so requires, each Subsidiary that the Committee approves for participation in the Program. For clarity, Speedway LLC and its subsidiaries are excluded from “Company” and do not participate in the Program.
e.“Eligible Employee” means a regular full-time or regular part-time Company employee who is assigned to a salary grade within the Company salary structure on the first day of the final pay period of the Performance Period. An employee who is eligible for any other annual incentive compensation program of the Corporation or any Subsidiary is not an Eligible Employee.
f.“Eligible Wages” for a non-Executive employee means:

i.    base wages and overtime wages paid during the Performance Period,
ii.    geographic pay differentials,
iii.    location premiums, and
iv.    critical skills premiums.

Eligible Wages for a non-Executive employee excludes non-cash compensation, equity-based compensation, allowances, reimbursements, premiums relative to relocation and any bonus or recognition payments made. Eligible Wages for a non-Executive employee excludes wages paid or processed by a third party except from third parties specifically contracted to pay Eligible Employees employed outside of the United States. Eligible wages for a non-Executive employee are the included amounts specified above before (A) deductions for taxes or benefits, and (B) deferrals of compensation pursuant to any Company or Subsidiary-sponsored plan.

“Eligible Wages” for an employee designated as an Executive means and shall be equal to his or her annualized base salary in effect on the last day of the Performance Period; provided, however, that Eligible Wages for an employee designated as an Executive who retires, terminates employment, is hired, or who dies during the Performance Period means and shall be equal to his or her actual base wages paid plus any compensation deferred during the Performance Period.

Notwithstanding the preceding provisions of this “Eligible Wages” definition, upon the occurrence of a Change in Control, “Eligible Wages” for an employee (including an employee who is an Executive) means and shall be the actual wages paid to that employee during the Performance Period, to the date of the Change in Control.
j.“Executive” means an employee in the position of the Corporation’s Chief Executive Officer or the category of Designated Positions or Executive Resources.

k.“Executive Resources” means an employee in a specific position above Grade 19 as designated by the Compensation & Organization Development Committee (“C&ODC”).
l.“Designated Positions” means and employee in a specific position above Grade 19 as designated by the C&ODC.
m.“Performance Period” means the Corporation’s fiscal year or such other measurement period as may be determined by the Committee in its sole discretion.
n.“Performance Criteria” means any one or more of the following performance criteria that are in the Plan and that were approved by shareholders (or other performance criteria approved by shareholders in the Plan), either individually, alternatively, or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either quarterly, annually, or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee: (i) revenue, (ii) income measures (which include revenue, gross margin, income from operations, net income, net sales, earnings per share, earnings before interest, depreciation, taxes, and amortization (“EBIDTA”), earnings before interest, taxes and amortization (“EBITA”) and earnings before interest and taxes (“EBIT”), and economic value added, (iii) expense measures (which include costs of goods sold, selling, finding and development costs, general and administrative expenses, and overhead costs), (iv) operating measures (which include refinery throughput, mechanical availability, productivity, operating income, funds from operations, product quality, cash from operations, after-tax operating income, market share, margin, and sales volumes), (v) margins (which include crack-spread measures), (vi) refined product measures, (vii) cash management and cash flow measures (which include net cash flow from operating activities, working capital, receivables management and related customer terms), (vii) liquidity measures (which include earnings before or after the effect of certain items such as interest, taxes, depreciation and amortization, improvement in or attainment of working capital levels, and free cash flow (viii) leverage measures (which include debt-to-equity ratio, debt reduction and net debt), (ix) market measures (which include market share, stock price, growth measure, total shareholders return, share price performance, return on equity, return on invested capital and return on assets, and market capitalization measures), (x) return measures (which include return on equity, return on assets, and return on invested capital), (xi) corporate value and sustainability measures (which include compliance, safety, environmental, and personnel matters), (xii) project completion measures (which may include measures regarding whether interim milestones regarding budgets and deadlines are met, as well as whether projects are completed on time and on or under budget), and (xii) other measures such as those relating to acquisitions, dispositions, or customer satisfaction.

Participants and Targets
The “Target Award Percentages” for Eligible Employees are:

Employee Pay Grade	Target Award Percentage
CEO Designated Positions	Per the Committee
Executive Resources	Per Management
19
18
17
16
15
14
13
12
10 and 11
7, 8 and 9
N1 to N8

Performance Metrics and Funding

The Committee shall establish performance metrics with threshold, target and maximum performance criteria.

Performance metrics for the applicable Performance Period are:

Performance Metric	Weight
Relative Operating Income per Barrel of Crude Oil Throughput	20%
EBITDA per Share	20%
Distributable Cash Flow (DCF) at MPLX per Unit	20%
Refining Operating Costs	20%
Environmental, Social, & Governance	20%
Greenhouse Gas (GHG Intensity)	5%
Process Safety Events (PSE) Rate	5%
Designated Environmental Incidents (DEI)	5%
Diversity & Inclusion	5%

Funding for individual performance metrics can range from 50% of the Participant’s Target Award Percentage (at threshold performance) to 200% of the Participant’s Target Award Percentage (at maximum performance). No metric will fund when its final result is below the threshold performance level. Funding percentages may be rounded.

When any final performance metric result falls between threshold and target or between target and maximum performance levels, linear interpolation will be used to determine funding based on actual performance achieved, except for the Greenhouse Gas (GHG Intensity) modifier which will be calculated at threshold, target, or maximum performance levels. For example, if the final result of a metric is halfway between threshold and target performance levels, the funding percentage for that metric would be halfway between the corresponding funding percentages.

Award Determination

Each Participant’s final Award is determined based on an assessment of their performance for the Performance Period. No Participant who is a non-Executive employee can be awarded more than 200% of their Target Award Percentage without the Committee’s approval. A Participant who is an Executive (excluding the CEO) may have their final Award adjusted no more or less than 15% for their individual adjustment.

Hires, Promotions and Transfers

In the case of a newly hired, promoted, or transferred Participant, the Committee may provide for a guaranteed Award, or an Award that would exceed what would otherwise be payable under the Program.

A Participant who changes from one eligible job to another during the Performance Period may experience a change to their Target Award Percentage (e.g., on account of a corresponding change in their pay grade), individual objectives or the formula for determining the funding of their Award. In this situation, funding shall be based on the associated Target Award Percentage for the Participant and the business unit of the Participant on the final pay period effective date of the Performance Period.

If a Participant transfers to a job that is not eligible (e.g., the Participant transfers to casual employment) during the Performance Period they will no longer be eligible for any Award under the Program for such Performance Period.

Temporary Assignments

Program eligibility and funding percentages for a Participant who is on a temporary assignment on the final pay period effective date of the Performance Period shall be determined based on their regular assignment.

Exclusions and Adjustments

The Committee shall adjust the actual performance or performance goals (either up or down) and the level of the Award that a Participant may earn under the Program if it determines that the occurrence of external changes or other unanticipated business conditions have materially affected the fairness of the goals and/or have unduly influenced the Company’s ability to meet them, including, without limitation, events such as material acquisitions, asset write-downs, litigation, claims, judgments or settlements, force majeure events, unlawful acts committed against the Company or its property (including terrorism), labor disputes, legal mandates, accruals for reorganization and restructuring programs and changes in the capital structure of the Company, the effect of changes in tax law or other such laws or provisions affecting reported results, accruals of any amounts for payment under the Program or any other compensation arrangement maintained by the Company, or other events not contemplated at the time the goals are set. In addition, Performance Criteria and Awards shall be calculated without regard to any changes in accounting standards or codifications that may be required by the Financial Accounting Standards Board or other standards board or the effect of changes in tax law or other such laws or provisions affecting reported results after such Performance Criteria are established.

Committee’s Certification of Performance Criteria Results

Unless otherwise determined by the Committee, no payments will be made under the Program in respect of any Performance Period unless the Committee shall certify in writing following the end of the Performance Period that performance criteria applicable and any of the material terms thereof were, in fact, satisfied.

Termination of Employment

Unless otherwise determined by the Committee and except as may otherwise be provided in a Participant's written agreement with the Company or Subsidiary, if a Participant’s employment terminates for any reason prior to payment of any Award(s) for a completed or uncompleted Performance Period, such Participant will not be eligible for an Award or Awards under the Program, unless, and only to the extent provided below, the Participant’s employment terminated on account of death or Retirement.

An employee who terminates employment for any reason during a Performance Period, other than on account of Retirement, and who is subsequently rehired after the Performance Period ends, will not be eligible for payment under the Program for that Performance Period.

Death

If a Participant dies during a Performance Period, the Participant’s eligibility for the Program will end and a payment will be made to the Participant’s estate in the calendar year of 2022. Such payment shall be an amount equal to the product of: (a) the Participant’s Target Award Percentage; and (b) the Participant’s Eligible Wages paid up to their date of death.

If a Participant dies after a Performance Period, but before payment for that Performance Period has been made, the Award otherwise deemed payable under the Program for that Performance Period (i.e., as determined by the Committee, and not as determined under the preceding paragraph of this section) will be paid to the Participant’s estate in the calendar year of 2022.

Retirement

If a Participant terminates employment on account of Retirement during a Performance Period, the Participant’s eligibility for the Program will end and a payment will be made to the Participant in the calendar year of 2022. Such payment shall be an amount equal to the product of: (a) the Participant’s Target Award Percentage; and (b) the Participant’s Eligible Wages paid up to their date of Retirement.
If a Participant terminates employment on account of Retirement after a Performance Period, but before payment for that Performance Period has been made, the Award otherwise deemed payable under the Program for that Performance Period (i.e., as determined by the Committee, and not as determined under the preceding paragraph of this section) will be paid to the Participant in the calendar year of 2022.

A Participant will be considered to have terminated employment on account of “Retirement” only if the Participant voluntarily terminated employment, and at the time of the Participant’s termination of employment:

a.    was at least age 50 with 10 or more years of accredited service;
b.    was deemed to be in good standing, as determined in the sole discretion of the Committee; and
c.    was not eligible for a termination allowance under the Marathon Petroleum Termination Allowance Program (“TAP”) or other benefits in the nature of severance under any other plan, program or arrangement maintained by the Company or a Subsidiary from time to time in relation to the Participant’s termination of employment.

Payment of Awards

Following the Performance Period, each Participant's Award for the Performance Period shall be determined in accordance with the terms of the Program and, subject to the Program’s terms, the Participant will be eligible to receive payment of the Award. The payment of the Award shall occur during the first calendar year beginning immediately after the end of the Performance Period.

The Committee shall determine whether payment of the Award will be in Cash, Common Stock, the right to receive Common Stock, Stock Options or other Awards provided for under the Plan;

and whether any such payments will be subject to restrictions on transfer, vesting, forfeiture or deferral requirements; provided, however, that if an Award is subject to Section 409A of the Code, any such action shall only be taken if it complies with Section 409A of the Code. Any equity or equity-based Awards shall be granted under the terms and conditions of the Plan.

Change in Control

Unless otherwise determined by the Committee prior to a Change in Control, and except as otherwise may be provided in a Participant’s written agreement with the Company or Subsidiary upon a Change in Control, the Program will automatically terminate and each Participant employed by the Company immediately prior to the Change in Control will be vested and entitled to a pro-rated lump sum payment equal to the product of 100% of the Participant’s Target Bonus Percentage multiplied by the Participant’s Eligible Wages. This payment shall be made as soon as administratively practicable following the Change in Control, but in no event later than 45 days from the date of the Change in Control. The timing of the payment within such 45-day period shall be determined solely by the Committee and without regard to any tax implications to a Participant.

No Right to Award

Except as may be provided for under the Change in Control section of the Program, no Participant or other person shall have any claim or right to be granted an Award under the Program. Nothing contained in the Program document shall limit the ability of the Company to make payments or Awards to Participants under any other program, agreement or arrangement; provided, however, that no payment under any other program, agreement, or arrangement will be made because of a failure of a Participant to earn an Award hereunder, and no such payment outside of the Program will be in the nature of or in any way related to make whole payments for what would have been earned or paid hereunder if the performance goals had been met.

No Right to Employment

Neither the establishment of the Program, nor any action taken hereunder, shall be construed as giving any Participant any right to be retained in the employ of the Company or any Subsidiary, or participate hereunder in the current or succeeding Performance Periods.

Non-Transferability

Any rights and benefits of a Participant under the Program are personal to the Participant and, except for any payments that may be made following a Participant's death, shall not be subject to any voluntary or involuntary alienation, assignment, pledge, transfer, encumbrance, attachment, garnishment or other disposition.

No Impact on Benefits

Except as may be required by law or otherwise be specifically stated under any employee benefit plan, policy, or program, no amount payable in respect of any Award shall be treated as compensation for purposes of calculating a Participant's right under any such plan, policy, or program; nor shall any Award be treated as compensation for purposes of termination indemnities or other similar rights, except as may be required by law.

No Constraint on Corporate Actions

Nothing in the Program document shall be construed (a) to limit, impair, or otherwise affect the Company's right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets, or (b) to limit the right or power of the Company or any of its Subsidiaries to take any action which such entity deems to be necessary or appropriate.

Program Administration

The Program shall be administered by the Committee. The Committee has the complete and sole authority and discretion to:

a.    interpret the Program,
b.    establish, interpret, amend or revoke rules and regulations relating to the operation of the Program,
c.    interpret the Program, to correct any defect, supply any omission or reconcile any inconsistency in the Program,
d.    adopt such rules for the administration, interpretation and application of the Program, and
e.    make all determination and take all other actions necessary or appropriate for the proper administration of the Program.

The Committee has complete and sole discretion with respect to all aspects of the operation, administration, design, features, benefits and Awards under the Program and can change, terminate, or modify Awards, or otherwise change any aspect of the Program in its discretion prospectively or retroactively, regardless of anything stated in this document.

The Committee may delegate any or all of its authorities hereunder, provided that the Committee shall, in no event, delegate its authority with respect to the compensation of any Participant deemed to be an “executive officer” as defined in Rule 3b-7 under the Securities Exchange Act of 1934. No member of the Committee shall be eligible to participate in the Program.

Deductions and Taxes

There shall be deducted from all Awards, any taxes or other deductions required to be withheld or collected by national, Federal, state, provincial, or local governments and paid over to such government for the accounts of such Participants.

Subject to compliance with Section 409A of the Code and applicable state withholding laws, the Company may also deduct from any Award, at its sole discretion, any and all amounts determined by Company management to be owed to the Company or any Subsidiary by the Participant.

Subsidiary Requirements

Prior to the selection of employees of a Subsidiary to participate in the Program, the Committee may require the Subsidiary to consent to the participation of such employee or employees in the Program and to the charging of such Subsidiary with the amount of any Award which may be made to such employee or employees.

Recoupment / Clawback

Participants are subject to recoupment of amounts paid in error or in other circumstances required by law.

In addition, officers (as assigned through the Nominating and Governance Committee) are subject to recoupment provisions in the Program, in the case of certain forfeiture events. If the Company is required, pursuant to a determination made by the SEC or the Audit Committee of the Board, to prepare a material accounting restatement due to the noncompliance of the Company with any financial reporting requirement under applicable securities laws as a result of misconduct, the Audit Committee of the Board may determine that a forfeiture event has occurred based on an assessment of whether an officer knowingly engaged in misconduct, was grossly negligent with respect to misconduct, knowingly failed or was grossly negligent in failing to prevent misconduct or engaged in fraud, embezzlement, or other similar misconduct materially detrimental to the Company.

Upon the Audit Committee’s determination that forfeiture event has occurred, the Company has the right to request and receive reimbursement of any portion of an officer’s Award from the Program that would not have been earned or paid had the forfeiture event not have taken place.

These recoupment provisions are in addition to the requirements in Section 304 of the Sarbanes-Oxley Act of 2002 which provide that the CEO and CFO shall reimburse the Company for any bonus or other incentive-based or equity-based compensation as well as any related profits received in the 12-month period prior to the filing of an accounting restatement due to non-compliance with financial reporting requirements as a result of Company misconduct.

Notwithstanding the foregoing or any other provision of this Program to the contrary, the Company may also require that the Participant repay to the Company any compensation paid to the Participant under this Program, as is required by the provisions of the Dodd-Frank Act and the regulations thereunder or any other “clawback” provisions as required by law or by the applicable listing standards of the exchange on which the Corporation’s common stock is listed for trading.

Other Provisions

In all events, whether any Award is paid to a Participant will depend on the decision of the Committee. All Awards are subject to the sole discretion of the Committee, and nothing in this document (except as may be provided for in the Change in Control provisions) or any other document describing or referring to the Program shall confer any right whatsoever on any person to be considered for any Award.

This Program document does not purport to be complete and is subject to and governed by actions, rules, and regulations of the Committee.

This Program document may be changed or discontinued at any time without notice or liability at the sole discretion of the Committee.

Awards shall be subject to and governed by the specific terms and conditions of the Plan, and any applicable Award.

Nothing contained herein shall require the Company to segregate any monies from its general fund or to create any trusts, or to make any special deposits for amounts payable to any Participant.

The Program is intended to provide compensation which is exempt from or which complies with Section 409A of the Code, and ambiguous provisions of the Program, if any, shall be construed in a manner that would cause Awards to be compliant with or exempt from the application of Section 409A of the Code, as appropriate. If any payment, or portion thereof, must be delayed to comply with Section 409A of the Code because a Participant is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code, the payment, or the portion so delayed, shall be made on the soonest date permissible without triggering the additional tax due under Section 409A of the Code. As used in the Program, “termination of Employment” and similar terms shall mean a “separation from service” within the meaning of Section 409A of the Code to the extent an Award provides for the payment of deferred compensation within the meaning of Section 409A of the Code.

No member of the Committee, or employee of the Company or the Corporation, shall be liable for any act done, or determination made in good faith, with respect to the administration of the Program. The Company indemnifies and holds harmless to the fullest extent allowed by law such persons individually and collectively, from and against any and all losses resulting from liability to which the Committee, or the members of the Committee, or employees of the Company or the Corporation may be subjected by reason of any act or conduct (except willful misconduct, fraud or gross negligence) in their official capacities in the administration of the Program, including all expenses reasonably incurred in their defense, in case the Company fails to provide such defense.

Any provision of the Program prohibited by law shall be ineffective to the extent of such prohibition without invalidating the remaining provisions.

The terms of the Program document supersede any written or verbal agreements, representations, proposals, or plans with respect to the subject matter hereof; provided, however, that the forgoing shall not act to supersede an existing written agreement between a Participant and the Company that has been approved by the Committee.